FORM 4
                                                                                                    --------------------------------
[ ] CHECK THIS BOX IF NO LONGER                                                                              OMB APPROVAL
    SUBJECT TO SECTION 16. FORM 4 OR                                                                --------------------------------
    FORM 5 OBLIGATIONS MAY CONTINUE.                                                                OMB NUMBER:           3235-0287
    SEE INSTRUCTION 1(B).                                                                           EXPIRES:   SEPTEMBER 30, 1998
    (PRINT OR TYPE RESPONSES)                                                                       ESTIMATED AVERAGE BURDEN
                                                                                                    HOURS PER RESPONSE..........0.5
                                                                                                    --------------------------------
                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person* 2. Issuer Name and Ticker or Trading Symbol         6. Relationship of Reporting
                                                                                                Person to Issuer
   Winokur, Herbert S., Jr.                         The WMF Group, Ltd. (WMFG)                  (Check all applicable)
--------------------------------------------------------------------------------------------
   (Last)   (First)   (Middle)           3. IRS or Social   4. Statement for Month/Year       [X] Director  [X] 10% Owner
                                            Security Number                                       Officer       Other
    30 East Elm Street                      of Reporting       January, 1998                      (give title   (specify title
---------------------------------------     Person                                                below)        below)
        (Street)                            (Voluntary)
------------------------------------------------------------------------------------------------------------------------------------
   Greenwich, Connecticut  06830                            5. If Amendment,    7. Individual or Joint/Group Filing
---------------------------------------                        Date of Original    (Check Applicable Line)
   (City)       (State)     (Zip)                              (Month/Year)
                                                                                   [ ] Form filed by One Reporting Person
                                                                                   [X] Form filed by More than One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security  2. Trans-  3. Transaction     4. Securities Acquired (A)   5. Amount of      6. Ownership Form: 7. Nature of
   (Instr.3)             action     Code (Instr. 8)    or Disposed of (D)           Securities        Direct (D) or      Indirect
                         Date                          (Instr. 3,4 and 5)           Beneficially      Indirect (I)       Beneficial
                                                                                    Owned at End of   (Instr. 4)         Ownership
                                                                                    Month                                (Instr. 4)
                         (Month/Day/
                         Year)     -------------------------------------------------
                                      Code        V      Amount  (A) or (D)  Price  (Instr. 3 and 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share (1)       01/02/98       P                 1,772      A        $13.00                          I              (2)
                                                         shares            per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share (1)       01/02/98       P                60,000      A        $13.00                          D              (3)
                                                         shares            per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share (1)       01/05/98       P                 1,551      A        $13.375                         I              (2)
                                                         shares            per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share (1)       01/05/98       P                52,535      A        $13.375                         D              (3)
                                                         shares            per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share (1)       01/05/98       P                   385      A        $13.375                         I              (2)
                                                         shares            per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share (1)       01/05/98       P                13,030      A        $13.375                         D              (3)
                                                         shares            per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share (1)       01/05/98       P                   738      A        $13.375                         I              (2)
                                                         shares            per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share (1)       01/05/98       P                25,000      A        $13.375                         D              (3)
                                                         shares            per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share (1)       01/13/98       P                   443      A        $11.625                         I              (2)
                                                         shares            per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share (1)       01/13/98       P                15,000      A        $11.625                         D              (3)
                                                         shares            per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share (1)       01/15/98       P                   443      A        $12.00       100,392            I              (2)
                                                         shares            per share       shares
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share (1)       01/15/98       P                15,000      A        $12.00       727,013            D              (3)
                                                         shares            per share       shares
------------------------------------------------------------------------------------------------------------------------------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.              (Over)

*If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                               SEC 1474 (7/96)

                                                                                                                    Page 1 of 5

FORM 4 (continued)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (E.G., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------
1. Title of    2. Conversion  3. Transaction 4. Transaction  5. Number of   6. Date
   Derivative     or Exercise    Date           Code            Derivative     Exercisable
   Security       Price of       (Month/Day     (Instr. 8)      Securities     and
   (Instr. 3)     Derivative     Year)                          Acquired (A)   Expiration
                  Security                                      or Disposed    Date
                                                                of (D)         (Month/Day/
                                                                               Year)


                                                                            --------------
                                                                            Date     Expir-
                                                                            Exer-    ation
                                                                            cisable  Date
                                            --------------------------------
                                                  Code         (A)      (D)
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------

FORM 4 (continued)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (E.G., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------
 7. Title     8. Price     9. Number of   10. Ownership     11. Nature of
    and          of           Derivative      Form of           Indirect
    Amount       Derivative   Securities      Derivative        Beneficial
    of Under-    Security     Beneficially    Security:         Ownership
    lying                     Owned at        Direct (D) or     (Instr. 4)
    Securities                End of          Indirect (I)
    (Instr. 3                 Month           (Instr. 4)
    and 4)                    (Instr. 4)


-----------------
        Amount
        or
        Number
 Title  of Shares
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Explanation of Responses:                                        SEC 1474 (7/96)

See attached explanations.                                           Page 2 of 5


**       Intentional misstatements or omissions of facts constitute
         Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C.       /s/ HERBERT S. WINOKUR, JR.          February 10, 1998
                                                                              -------------------------------
         78ff(a).                                                             Herbert S. Winokur, Jr.

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                              Winokur Holdings, Inc.               February 10, 1998


                                                                              /s/ HERBERT S. WINOKUR, JR.
                                                                              -------------------------------
                                                                              Name: Herbert S. Winokur, Jr.
                                                                              Title: President


                                                                              Capricorn Investors, L.P.            February 10, 1998

                                                                              By: Capricorn Holdings, G.P.

                                                                              By: Winokur Holdings, Inc.


                                                                              /s/ HERBERT S. WINOKUR, JR.
                                                                              -------------------------------
                                                                              Name: Herbert S. Winokur, Jr.
                                                                              Title: President


                                                                              Capricorn Investors II, L.P.         February 10, 1998

                                                                              By: Capricorn Holdings, LLC


                                                                              /s/ HERBERT S. WINOKUR, JR.
                                                                              -------------------------------
                                                                              Name: Herbert S. Winokur, Jr.
                                                                              Title: Manager

                                                                                                                         Page 3 of 5

                FORM 4 - ADDITIONAL REPORTING PERSON INFORMATION


 1.   Name and Address of Additional Reporting Person:

      Winokur Holdings, Inc.
      30 East Elm Street
      Greenwich, Connecticut  06830



 2.   Name and Address of Additional Reporting Person:

      Capricorn Investors, L.P.
      30 East Elm Street
      Greenwich, Connecticut 06830



 3.   Name and Address of Additional Reporting Person:

      Capricorn Investors II, L.P.
      30 East Elm Street
      Greenwich, Connecticut 06830


FORM 4

                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549
                                                           (Continuation)

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                               Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934

------------------------------------------------------------------------------------------------------------------------------------
1.  Name and Address of Reporting Person                 2.  Statement For Month/Year  4.  Issuer Name and Ticker or Trading Symbol

                                                                January, 1998                 The WMF Group, Ltd. (WMFG)
  Winokur          Herbert                S., Jr.
------------------------------------------------------------------------------------------------------------------------------------
(Last)             (First)                (Middle)


       30 East Elm Street
--------------------------------------------------------------------------------
             (Street)

       Greenwich           Connecticut       06830
--------------------------------------------------------------------------------
        (City)               (State)         (Zip)

--------------------------------------------------------------------------------

Explanation of Responses (continued):


1.  Shares acquired by Capricorn Investors II, L.P.

2.  Beneficially owned by Mr. Winokur, who may be deemed to have a pecuniary interest in these shares through (i) Winokur Holdings,
    Inc., which directly held 78,925 shares at January 31, 1998 and (ii) Capricorn Holdings, LLC, which is the general partner of
    Capricorn Investors II, L.P., which directly held 727,013 shares at January 31, 1998.

3.  Directly owned by Capricorn Investors II, L.P.





                                                                                                                         Page 5 of 5